FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-10

*****************

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)

Subject: Fwd:NEW ISSUE CMBS: WFCM 2016-C36 *PUBLIC LAUNCH*

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C36 - PUBLIC NEW ISSUE
**LAUNCH** $757.342 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC AND BARCLAYS CAPITAL INC.
CO-MANAGERS: ACADEMY SECURITIES, INC. AND CITIGROUP GLOBAL MARKETS INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAAsf/Aaa(sf)/AAA	41.947	30.000%	2.44	41.2%	17.6%	+34
A-2	AAAsf/Aaa(sf)/AAA	39.657	30.000%	4.79	41.2%	17.6%	+58
A-3	AAAsf/Aaa(sf)/AAA	220.000	30.000%	9.70	41.2%	17.6%	+113
A-4	AAAsf/Aaa(sf)/AAA	250.203	30.000%	9.91	41.2%	17.6%	+115
A-SB	AAAsf/Aaa(sf)/AAA	48.917	30.000%	7.05	41.2%	17.6%	+105
A-S	AAAsf/Aa3(sf)/AAA	77.236	21.000%	9.95	46.5%	15.6%	+150
B	AA-sf/NR/AA	42.909	16.000%	9.95	49.5%	14.7%	+175
C	A-sf/NR/A	36.473	11.750%	9.95	52.0%	14.0%	+285

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/NR/AAA	41.836	N/A	N/A	N/A	N/A
D	BBB-sf/NR/BBB	41.836	6.875%	9.95	54.8%	13.2%

COLLATERAL SUMMARY
INITIAL POOL BALANCE:	$858,177,959
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	98
WA CUT-OFF LTV:	58.9%
WA BALLOON LTV:	50.9%
WA U/W NCF DSCR:	2.30x
WA U/W NOI DEBT YIELD:	12.3%
WA MORTGAGE RATE:	4.218%
TOP TEN LOANS %:	50.8%
WA REM TERM TO MATURITY (MOS):	116
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	2

LOAN SELLERS:	BARCLAYS(31.0%), WFB(28.2%), CIIICM(12.0%), RMF(11.4%), NCB(8.4%), BANCORP(5.4%), BASIS(3.6%)
TOP 3 PROPERTY TYPES:	RETAIL (30.6%), OFFICE (23.8%), HOSPITALITY (15.4%)
TOP 5 STATES:	NY(13.0%), IL(10.9%), OH(10.4%), VA(10.4%), CA(9.9%)
MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.
SPECIAL SERVICERS:	C-III ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.
DIRECTING CERTIFICATEHOLDER:	C-III INVESTMENT MANAGEMENT LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY(MSTAR/FITCH), WED(MOODYS)
ANTICIPATED PRICING:	END OF WEEK 10/17 OR BEG OF WEEK 10/24
ANTICIPATED SETTLEMENT:	NOVEMBER 3, 2016

ROADSHOW
BOSTON, BREEAKFAST:	TUES, 10/18 @ 8:30AM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST:	TUES, 10/18 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, LUNCH:	TUES, 10/18 @ 12:30PM ET, MAX'S DOWNTOWN
DES MOINES,LUNCH:	TUES, 10/18 @ 1:30PM CT, DES LUX HOTEL
NEW YORK 1x1's:	WED, 10/19

CONFERENCE CALLS: UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM
REVIEW CODE: WFCMC36
FINAL LINK: http://www.netroadshow.com/nrs/wp/default.html?show=ABB635

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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